EXHIBIT 10.34

                       AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement shall constitute an amendment and modification of that certain EMPLOYMENT AGREEMENT dated as of November 26, 1997, ("Employment Agreement") between BOGEN COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation (the "Company"), and MICHAEL FLEISCHER (the "Executive").

WHEREAS, the Company wishes to extend the employment of the Executive for a period of one year beyond the original expiration date of the Employment Agreement, and Executive wishes to remain employed by the Company during such extended term;

NOW, THEREFORE, the parties agree to amend and modify the Employment Agreement as set forth below, and in all other respects such Employment Agreement shall remain in full force and effect as originally executed:

1. Term of Employment. The term of the Executive's employment under this Employment Agreement (the "Term") shall end on November 30, 2001, unless sooner terminated as provided in the Employment Agreement.

2. Compensation. The "Annual Salary" set forth in Section 3.1 of the Employment Agreement shall be amended, as of December 1, 2000, to be Two Hundred and Twenty Five Thousand Dollars ($225,000) per annum.

3. Stock Options. The Executive shall receive a non-qualified option to purchase 100,000 shares of Common Stock of the Company, as approved by the Compensation Committee of the Board of Directors by Unanimous Written Consent Dated February 4, 2000, which options shall vest in full on October 31, 2001, and shall otherwise have terms and conditions as set forth in options heretofore granted to the Executive, including that such options shall vest in full immediately in the event the Executive's employment is terminated by the Company, other than for "cause" under Section 4.3. On or before May 31, 2000, the Company shall adopt a Cashless Exercise Plan which will provide for all Directors a mean of accomplishing the cashless exercise of any and all stock options and/or any warrants held in his/hers name, or which are held by entities and other persons, but of which he/she is direct or indirect beneficial owner, on such terms and conditions as may be approved by the Board.

4. Severance. In the event of the involuntary termination of the Executive's employment as defined under Section 4.4 of the Employment Agreement, the Company shall pay to the Executive (in addition to any accrued compensation or expense reimbursements otherwise due) within ten business days following the date of termination the balance of the base salary payable pursuant to this Agreement, but in no event more than eight months salary.


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5. Counterparts. This Amendment to Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

BOGEN COMMUNICATIONS INTERNATIONAL, INC.

By:

/s/  Yoav M. Cohen

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Name: Yoav M. Cohen

Title: SVP & CFO

/s/ Michael Fleischer

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Michael Fleischer